THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

(the "Company")

2929 Allen Parkway

Houston, Texas 77019

CONTRACT ENDORSEMENT

This Endorsement is made part of the individual or group annuity contract or group annuity certificate to which it is attached (the "Contract").

If the Contract is issued under a Plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the following provisions will apply in the event of changes to one or more of the Investment Funds underlying the Variable Investment Options in the Separate Account described in Section 3.02:

1.If a change is made to one or more of the underlying Investment Funds, through a merger or other fund action, upon official notification of such fund action(s) the Company will make reasonable efforts to provide advance notice to the Plan of any relevant changes.

2.If an Investment Fund then available in the Plan ("Merged Fund") is to be merged with and into an Investment Fund that is not available in the Plan ("Surviving Fund"):

a.The Plan may direct assets in the Investment Option invested in the Merged Fund, and any future contributions that would be allocated to such Variable Investment Option, to another Variable Investment Option available in the Contract; or

b.If prior to the effective date of a fund merger, a Plan has not provided to the Company any directions under section 2(a) above: (i), the Contract shall default to inclusion of the Variable Investment Option invested in the Surviving Fund, (ii) Plan assets in the Variable Investment Option invested in the Merged Fund shall be allocated to the Variable Investment Option invested in the Surviving Fund upon the effective date(s) of the fund merger, and (iii) contribution instructions directing allocations to the Variable Investment Option invested in the Merged Fund at the effective date of the merger shall be redirected to the Variable Investment Option invested in the Surviving Fund following the effective date(s) of the fund merger, until or unless alternate direction is provided by or on behalf of the Plan.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of: the Contract Date of Issue, if issued with the Contract; or, thirty days following delivery of the Endorsement to an existing Contract holder.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

Kevin T. Hogan

President

VE-8084 (12/19)